Exhibit 99.1

TILT Holdings Closes on Funding of up to US$4.0 Million

PHOENIX, May 16, 2023 -- TILT Holdings Inc. (“TILT” or the “Company”) (NEO: TILT) (OTCQX: TLLTF), a global provider of cannabis business solutions that include inhalation technologies, cultivation, manufacturing, processing, brand development and retail, today announced the closing of an offering of up to US$4.5 million in aggregate principal amount of senior secured promissory notes (the “Bridge Notes”), with an original issue discount of approximately US$0.5 million, allowing access to funding of up to US$4.0 million from its existing secured note holders to assist with a transition in payment terms of a trade payable with a primary supplier.

“In order to meet short-term obligations associated with a trade payable from a large supplier, we were fortunate to secure an instrument providing the Company with immediate access to US$4.0 million. While these circumstances created a near-term challenge, it reaffirmed our alignment with our debt holders and their faith in TILT and its current management team. We are grateful for their continued support,” stated Interim Chief Executive Officer, Tim Conder.

Conder continued, “While the need for this funding was unforeseen when we closed our recent debt refinancing in February, it is a testament to our ability to navigate challenges adeptly and without hesitation. We will work to extinguish this new debt as quickly as possible and to create a capital structure that reduces the leverage on our company and creates a foundation for growth.”

The Bridge Notes bear a floating interest rate at the higher of 16% or Prime +8.5% and mature in December 2023. Simultaneous with the issuance of the Bridge Notes, the Company entered into a Consent, Confirmation, Limited Waiver And Forbearance Agreement (the “Waiver Agreement”) with the noteholders of the February 2023 debt refinancing that allows TILT to suspend interest payments on the approximately US$38 million in aggregate principal amount of amended and restated secured notes and approximately US$8.2 million in aggregate principal amount of secured notes issued in February 2023 (together, the “February Notes”) for the shorter of the term of the Bridge Notes or through December 2023.  The missed interest payments, penalties and principal of the February Notes will accrue at the default interest rate as set in the February Notes of the higher of 24% or Prime + 16.5% until the February Notes are paid current.

About TILT

TILT helps cannabis businesses build brands. Through a portfolio of companies providing technology, hardware, cultivation and production, TILT services brands and cannabis retailers in regulated markets across 39 states in the U.S., as well as Canada, Israel, South America and the European Union. TILT’s core businesses include Jupiter Research LLC, a wholly-owned subsidiary and leader in the vaporization segment focused on hardware design, research, development and manufacturing; and cannabis operations, Commonwealth Alternative Care, Inc. in Massachusetts, Standard Farms LLC in Pennsylvania, Standard Farms Ohio, LLC in Ohio, and its partnership with the Shinnecock Indian Nation in New York. TILT is headquartered in Phoenix, Arizona. For more information, visit www.tiltholdings.com.

Forward-Looking Information

This news release contains forward-looking information and statements (together, “forward-looking information”) under applicable Canadian and U.S. securities laws which are based on current expectations. Forward-looking information is provided for the purpose of presenting information about TILT management’s current expectations and plans relating to the future and readers are cautioned that such statements may not be appropriate for other purposes. Forward looking information may include, without limitation expectations relating to the Bridge Notes and the Waiver Agreement, the suspension of interest payments on the February Notes, the Company’s ability to extinguish its debt in a  timely manner, if at all, the Company’s ability to establish a capital structure that maximizes growth, the Company’s growth expectations in the future, the sufficiency of debt to meet the obligations of the Company and payment of the trade payable, the opinions or beliefs of management, prospects, opportunities, priorities, targets, goals, ongoing objectives, milestones, strategies, and outlook of TILT, and includes statements about, among other things, future developments, the future operations, strengths and strategy of TILT. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “will”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. These statements should not be read as guarantees of future performance or results. These statements are based upon certain material factors, assumptions and analyses that were applied in drawing a conclusion or making a forecast or projection, including TILT’s experience and perceptions of historical trends, the ability of TILT to maximize shareholder value, current conditions and expected future developments, as well as other factors that are believed to be reasonable in the circumstances.

Although such statements are based on management’s reasonable assumptions at the date such statements are made, there can be no assurance that it will be completed on the terms described above and that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers should not place undue reliance on the forward-looking information. TILT assumes no responsibility to update or revise forward-looking information to reflect new events or circumstances unless required by applicable law.

By its nature, forward-looking information is subject to risks and uncertainties, and there are a variety of risk factors, many of which are beyond the control of TILT, and that may cause actual outcomes to differ materially from those discussed in the forward-looking information. Such risk factors include, but are not limited to, those described under the heading “Item 1A Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 and “Item 1A Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other subsequent reports filed by TILT with the United States Securities and Exchange Commission on www.sec.gov and on SEDAR at www.sedar.com.

Company Contact:

Lynn Ricci, VP of Investor Relations & Corporate Communications

TILT Holdings Inc.

lricci@tiltholdings.com

Media Contact:

Leland Radovanovic

Trailblaze

TILT@trailblaze.co

845-200-5249